Exhibit 4.5

SHARE CERTIFICATE

Number	Class A Ordinary Shares

POLIBELI GROUP LTD

THIS SHARE CERTIFICATE CERTIFIES THAT as of [Date], [Shareholder name] of [Address] is the registered holder of [No. of shares] fully paid Class A Ordinary Shares of US$0.00001 par value per share in the above named Company which are held subject to, and transferable in accordance with, the Memorandum and Articles of Association of the Company (as Revised).

In Witness Whereof the Company has authorised this certificate to be issued on [Date].

By
Director